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                                  PRESS RELEASE


L.B. Foster Company

415 Holiday Drive, Pittsburgh, PA 15220

Contact:    David J. Russo

Phone:      (412) 928-3417

FAX:        (412) 928-7891

Email:      investors@LBFosterCo.com

FOR IMMEDIATE RELEASE



                    L.B. FOSTER REPORTS RECORD SECOND QUARTER

                                OPERATING RESULTS


PITTSBURGH, PA, July 24, 2008 - L.B. Foster Company (NASDAQ: FSTR), a leading manufacturer, fabricator, and distributor of products and services for rail, construction, energy and utility markets, today reported that its second quarter earnings per diluted share from continuing operations were $0.69 compared to $0.63 in last year's second quarter, a 9.5% increase. This represents record second quarter earnings for the Company and marks the fourteenth consecutive quarter the Company has recorded an earnings increase over the prior year quarter.

2008 Second Quarter Results

In the second quarter of 2008, L.B. Foster had income from continuing operations of $7.7 million or $0.69 per diluted share compared to income from continuing operations of $6.8 million or $0.63 per diluted share in the second quarter of 2007.

Net sales decreased 12.6% to $129.8 million compared to $148.5 million in the prior year quarter. Gross profit margin was 16.9%, up 255 basis points from the prior year quarter primarily as a result of increased billing margins and decreased unfavorable manufacturing variances partially offset by increased LIFO expense. Second quarter LIFO expense was approximately $2.5 million compared to $0.7 million in the prior year.

Selling and administrative expenses increased $0.2 million or 1.7% over last year's quarter due primarily to increased employee related costs including salaries and benefits. Second quarter interest expense was $0.5 million, a 59% decrease from the prior year quarter due principally to decreased average borrowings as the Company generated strong positive cash flows in the second half of 2007. The Company also generated $0.6 million of investment income in the second quarter of 2008. The Company's income tax rate from continuing operations was 37.0% in the second quarter compared to 35.5% in the prior year quarter.

"Despite sales declining by 12.6%, we are pleased with many facets of our second quarter results including more than a 250 basis point increase in gross profit margins; a very strong bookings quarter totaling $164.1 million; backlog has improved dramatically from the first quarter and is now at $192.2 million, up 7% over last year; improved plant and yard efficiencies and positive cash flow from operations even in the face of rapidly escalating commodity costs," commented Stan Hasselbusch, President and Chief Executive Officer. "We believe that the improved margin trend and our stronger backlog will have a favorable impact on our second half operating results." Mr. Hasselbusch also announced, "L.B. Foster purchased 413,362 shares of its stock in the open market during the second quarter for approximately $13.8 million pursuant to a recently announced share repurchase program authorized by our Board of Directors."

2008 Half Year Results

For the six months ended June 30, 2008, L.B. Foster reported income from continuing operations of $14.0 million or $1.26 per diluted share. These results include a first quarter pretax gain related to additional proceeds from a favorable working capital adjustment pursuant to the prior year sale of the Company's investment in the DM&E Railroad of $2.0 million, as well as a pretax gain on the sale and lease-back of our threaded products facility in Houston, Texas. Excluding these gains, earnings per diluted share from continuing operations were $1.06 compared to $0.91 last year.

Net sales for the first half of 2008 decreased 13.9% to $223.3 million compared to $259.2 million in 2007. Gross profit margin was 16.8%, up 310 basis points from 2007, primarily as a result of increased billing margins and decreased unfavorable manufacturing variances.

Selling and administrative expenses increased $1.1 million or 6% over the prior year due primarily to employee related costs including salaries and benefits. Interest expense decreased $1.4 million from the prior year due principally to decreased average borrowings. The Company's income tax rate from continuing operations was 36.6% compared to 35.6% in the prior year.

Cash provided from operations was approximately $6.3 million for the second quarter of 2008 compared to a $12.4 million in the second quarter of 2007. Capital expenditures were $1.0 million in 2008 compared to $1.3 million during the prior year quarter. Year-to-date capital expenditures were $3.1 million, $0.4 million higher than 2007. "We continue to expect to generate positive cash flows from operations in excess of our capital expenditures in 2008," noted Mr. Hasselbusch as he concluded, "We continue to undertake initiatives across the organization to improve our core businesses while we target synergistic and accretive acquisitions."

L.B. Foster Company will conduct a conference call and webcast to discuss its second quarter 2008 operating results and general market activity and business conditions on Thursday, July 24, 2008 at 1:00pm ET. The call will be hosted by Mr. Stan Hasselbusch, President and Chief Executive Officer. Listen via audio on the L.B. Foster web site: www.lbfoster.com, by accessing the Investor Relations page.

The Company wishes to caution readers that various factors could cause the actual results of the Company to differ materially from those indicated by forward-looking statements in news releases, and other communications, including oral statements, such as references to future profitability, made from time to time by representatives of the Company. Specific risks and uncertainties that could affect the Company's profitability include, but are not limited to, general economic conditions, sudden and/or sharp declines in steel prices, adequate funding for infrastructure projects, production delays or problems encountered at our manufacturing facilities, and the availability of existing and new piling and rail products. There are also no assurances that the Canadian Pacific Railway will proceed with the Powder River Basin project and trigger any contingent payments to L.B. Foster. Matters discussed in such communications are forward-looking statements that involve risks and uncertainties. Sentences containing words such as "anticipates," "expects," or "will," generally should be considered forward-looking statements. More detailed information on these and additional factors which could affect the Company's operating and financial results are described in the Company's Forms 10-K, 10-Q and other reports, filed or to be filed with the Securities and Exchange Commission. The Company urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. The forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

                   CONDENSED STATEMENTS OF CONSOLIDATED INCOME
                      L. B. FOSTER COMPANY AND SUBSIDIARIES
                    (In Thousands, Except Per Share Amounts)

                                                              Three Months Ended              Six Months Ended
                                                                    June 30,                      June 30,
                                                           ------------------------      ------------------------
                                                             2008          2007             2008          2007
                                                           ------------------------      ------------------------
                                                                  (Unaudited)                   (Unaudited)

NET SALES                                                   $129,833      $148,547        $223,274      $259,213

COSTS AND EXPENSES:
Cost of goods sold                                           107,948       127,309         185,768       223,785
Selling and administrative
  expenses                                                     9,959         9,790          19,325        18,191
Interest expense                                                 488         1,183           1,043         2,405
Gain on sale of DM&E investment                                    -             -          (2,022)            -
Gain on sale of property                                           -             -          (1,486)            -
Interest income                                                 (586)           (4)         (1,401)           (5)
Other (income) / expense                                        (135)         (342)             16          (599)
                                                           ----------    ----------      ----------     ---------
                                                             117,674       137,936         201,243       243,777
                                                           ----------    ----------      ----------     ---------

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES         12,159        10,611          22,031        15,436

INCOME TAXES                                                   4,502         3,762           8,068         5,495
                                                           ----------    ----------      ----------     ---------

INCOME FROM CONTINUING OPERATIONS, NET OF TAX                  7,657         6,849          13,963         9,941

DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS                                  -           (31)              -           (19)
INCOME TAX BENEFIT                                                 -           (12)              -            (8)
                                                           ----------    ----------      ----------     ---------

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX                      -           (19)              -           (11)

NET INCOME                                                    $7,657        $6,830         $13,963        $9,930
                                                           ==========    ==========      ==========     =========

BASIC EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                   $0.70         $0.65           $1.28         $0.94
  FROM DISCONTINUED OPERATIONS                                  0.00         (0.00)           0.00         (0.00)
                                                           ----------    ----------      ----------     ---------
BASIC EARNINGS PER COMMON SHARE                                $0.70         $0.64           $1.28         $0.94
                                                           ==========    ==========      ==========     =========

DILUTED EARNINGS PER COMMON SHARE:
  FROM CONTINUING OPERATIONS                                   $0.69         $0.63           $1.26         $0.91
  FROM DISCONTINUED OPERATIONS                                  0.00         (0.00)           0.00         (0.00)
                                                           ----------    ----------      ----------     ---------
DILUTED EARNINGS PER COMMON SHARE                              $0.69         $0.63           $1.26         $0.91
                                                           ==========    ==========      ==========     =========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - BASIC                                           10,900        10,593          10,939        10,574
                                                           ==========    ==========      ==========     =========

AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING - DILUTED                                         11,040        10,926          11,097        10,912
                                                           ==========    ==========      ==========     =========


                      L. B. Foster Company and Subsidiaries
                           Consolidated Balance Sheet
                                 (In thousands)

                                                              June 30,            December 31,
                                                                2008                  2007
                                                             ----------            ----------
ASSETS                                                      (Unaudited)

CURRENT ASSETS:
---------------
   Cash and cash items                                        $107,648              $121,097
   Accounts and notes receivable:
      Trade                                                     73,402                52,856
      Other                                                        463                   754
   Inventories                                                 105,449               102,447
   Current deferred tax assets                                   3,575                 3,615
   Other current assets                                          1,509                 1,131
   Property held for resale                                          -                 2,497
                                                             ----------            ----------
                     Total Current Assets                      292,046               284,397
                                                             ----------            ----------

OTHER ASSETS:
-------------
   Property, plant & equipment-net                              42,874                44,136
   Goodwill                                                        350                   350
   Other intangibles - net                                          44                    50
   Deferred tax assets                                           1,426                 1,411
   Other non-current assets                                        398                   428
                                                             ----------            ----------
                      Total Other Assets                        45,092                46,375
                                                             ----------            ----------

                                                              $337,138              $330,772
                                                             ==========            ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
--------------------
   Current maturities on long-term debt                         $5,909                $6,191
   Accounts payable-trade and other                             65,793                53,489
   Accrued payroll and employee benefits                         5,584                11,490
   Current deferred tax liabilities                              3,541                 3,541
   Other accrued liabilities                                     7,819                 8,841
   Current liabilities of discontinued operations                  200                   200
                                                             ----------            ----------
                     Total Current Liabilities                  88,846                83,752
                                                             ----------            ----------

LONG-TERM DEBT, TERM LOAN                                       14,762                16,190
                                                             ----------            ----------
OTHER LONG-TERM DEBT                                            10,241                11,866
                                                             ----------            ----------
DEFERRED TAX LIABILITIES                                         1,638                 1,638
                                                             ----------            ----------
OTHER LONG-TERM LIABILITIES                                      5,283                 3,500
                                                             ----------            ----------

STOCKHOLDERS' EQUITY:
---------------------
   Class A Common stock                                            110                   109
   Paid-in capital                                              47,484                45,147
   Retained earnings                                           183,277               169,314
   Treasury stock                                              (13,831)                    -
   Accumulated other comprehensive loss                           (672)                 (744)
                                                             ----------            ----------
                     Total Stockholders' Equity                216,368               213,826
                                                             ----------            ----------

                                                              $337,138              $330,772
                                                             ==========            ==========